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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Multi-Color Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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MULTI-COLOR CORPORATION

4053 CLOUGH WOODS DRIVE

BATAVIA, OHIO 45103

Dear Shareholder:

We invite you to attend our annual meeting of shareholders at 10:30 a.m. Eastern Time on Wednesday, August 19, 2015 at the Multi-Color Corporate Offices, 4053 Clough Woods Drive, Batavia, Ohio 45103. After the meeting, you will hear a report on our operations and have a chance to meet your directors and executives.

This booklet includes the formal notice of the meeting and the proxy statement. The proxy statement tells you more about the agenda and procedures for the meeting. It also describes how the Board operates and provides information about our director candidates.

Your vote is important. Whether or not you plan to attend, please vote as soon as possible. You may vote your shares via a toll-free telephone number or over the Internet. You may also request a paper proxy card to submit your vote by mail, if you prefer. If you do attend the meeting, you may vote your shares in person.

Sincerely yours,

Robert R. Buck

Chairman of the Board

July 09, 2015

NOTICE OF ANNUAL MEETING OF

SHAREHOLDERS OF MULTI-COLOR CORPORATION

TIME:	10:30 A.M., EASTERN TIME

DATE:	WEDNESDAY, AUGUST 19, 2015

PLACE:	MULTI-COLOR CORPORATE OFFICES
4053 CLOUGH WOODS DRIVE BATAVIA, OHIO 45103

PURPOSE:

1.	Election of seven directors.

2.	Ratification of the appointment of Grant Thornton LLP as Multi-Color’s independent registered public accountants for the fiscal year ending March 31, 2016.

3.	Advisory approval of Multi-Color’s executive compensation as presented in the accompanying proxy statement.

4.	Increase the number of authorized shares of Multi-Color’s common stock.

5.	Conduct of other business, if properly raised.

We are pleased to take advantage of Securities and Exchange Commission rules that permit issuers to furnish proxy materials to their shareholders on the Internet. We believe that the e-proxy process expedites shareholders’ receipt of proxy materials, while lowering printing and delivery costs and reducing the environmental impact of our annual meeting.

On July 09, 2015, we mailed our shareholders a Notice of Internet Availability of Proxy Materials containing instructions to allow shareholders to access our proxy statement and Annual Report on Form 10-K on the Internet, as well as vote online. The Notice of Internet Availability of Proxy Materials also provides information about requesting a paper copy of our proxy materials. Only shareholders of record on June 30, 2015 may vote at the meeting.

YOUR VOTE IS IMPORTANT. PLEASE VOTE AS SOON AS POSSIBLE.

Sharon E. Birkett

Vice President, Chief Financial Officer and Secretary

July 09, 2015

4053 CLOUGH WOODS DRIVE

BATAVIA, OHIO 45103

PROXY STATEMENT

GENERAL INFORMATION

Time and Place of 2015 Annual Meeting

The 2015 annual meeting of shareholders of Multi-Color Corporation (“Multi-Color” or the “Company”) will be held on Wednesday, August 19, 2015, at 10:30 a.m. at the Multi-Color Corporate Offices, 4053 Clough Woods Drive, Batavia, Ohio 45103.

Record Date

Holders of Common Stock of Multi-Color Corporation as shown on our stock register on June 30, 2015, may vote at the meeting. As of that date, Multi-Color had 16,725,230 shares of Common Stock issued and outstanding.

First Mailing Date of Notice

The Notice of Internet Availability of Proxy Materials (the “Notice”) is being mailed to shareholders on or about July 09, 2015. The Notice contains instructions to allow shareholders to access our Proxy Statement and Annual Report on Form 10-K on the Internet, as well as vote online or by telephone. The Notice also provides information about requesting a paper copy of our proxy materials.

Information About Voting

You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting.

There are three ways to vote by proxy:

•	By Telephone - You can vote by telephone by following the instructions on our proxy card;

•	By Internet - You can vote over the Internet at www.edocumentview.com/LABL by following the instructions on the Notice; or

•

By Mail - The Notice includes instructions for requesting a paper copy of our proxy materials, including a proxy card. If you request and receive a paper proxy card, you can vote by signing, dating and returning the proxy card.

Telephone and Internet voting facilities for shareholders of record will be available until 1:00 a.m. (Eastern Time) on August 19, 2015. If you hold your shares under the Company’s 401(k) plan, your voting instructions for those shares must be received by 1:00 a.m. (Eastern Time) on August 15, 2015, to allow sufficient time for voting by the administrator of the plan.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting will also be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote the shares in person at the annual meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy and bring it to the annual meeting in order to vote.

All proxies will be voted in accordance with the instructions specified. If you execute and return your proxy but do not specify how to vote, we will vote your shares in favor of: (1) the election of all nominees for director proposed by the Board; (2) ratification of the appointment of Grant Thornton LLP as independent registered public accountants for the fiscal year ending March 31, 2016; (3) advisory approval of our executive compensation; and (4) increasing the number of authorized shares of Company common stock. Management does not know of any other matters to be presented for action at the annual meeting. If any other matters properly come before the annual meeting, however, the proxies will vote such matters in their discretion.

Revoking a Proxy

You may revoke your proxy before it is voted by (1) submitting a new proxy with a later date; (2) voting in person at the annual meeting; (3) granting a subsequent proxy through the Internet or telephone; or (4) notifying Multi-Color’s Secretary in writing at Multi-Color Corporation, 4053 Clough Woods Drive, Batavia, OH 45103.

Solicitation

The proxies are being solicited by Multi-Color’s Board of Directors. All expenses of Multi-Color in connection with this solicitation will be borne by Multi-Color. Solicitation will be made principally by the Internet and mail, but officers and regular employees may solicit proxies by telephone or personal contact with nominal expense to Multi-Color. Multi-Color will request brokers and other nominees who hold Common Stock in their names to solicit proxies from the beneficial owners and will pay the standard charges and expenses associated with that solicitation.

Quorum

In order to carry on the business of the meeting, we must have a quorum. This means at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person. Shares owned by Multi-Color are not voted and do not count for this purpose.

Votes Needed

Nominees for director receiving the highest number of eligible votes cast will be elected to fill the seats on the Board. Ratification of the appointment of Grant Thornton LLP requires the favorable vote of a majority of the votes cast. Increasing the authorized shares of Company common stock requires the favorable vote of a majority of the outstanding shares. While the vote on executive compensation is non-binding and advisory, the favorable vote of a majority of the eligible votes cast on this proposal is required for the non-binding advisory approval of our executive compensation. Abstentions are counted for quorum purposes. Any proxies submitted by brokers who do not indicate a vote for at least one proposal because they do not have discretionary authority and have not received instructions as to how to vote will not count for quorum purposes. Pursuant to current regulations, brokers have discretionary authority with respect to the ratification of the appointment of the auditors, but do not have discretionary authority with regard to election of directors, the vote on executive compensation or increasing the authorized shares.

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance At A Glance
• 3 fully independent Committees of the Board: Audit and Finance, Compensation and Organization Development and Nominating and Corporate Governance
• Specified retirement age for directors of 75 years of age
• Independent directors meet in Executive Session after each regularly scheduled Board meeting
• Directors attended > 90% of Board and Committee meetings in fiscal year 2015
• Annual Board and Committee self-assessments
• Annual election of all directors
• Significant share ownership requirements for directors and senior executives
• Annual advisory vote on executive compensation
• CEO and Board Chairman roles are separated
• 7 director nominees; 6 are independent
• Highly qualified directors with a diversity of skills and experiences

Code of Ethics

Multi-Color has Standards of Business Conduct and a Code of Ethics applicable to all associates, officers, directors and agents of Multi-Color and its subsidiaries, including the Chief Executive Officer and Chief Financial Officer. A copy of the Standards of Business Conduct and Code of Ethics is available in the Investor Relations section of Multi-Color’s website (www.mcclabel.com). Multi-Color will post any amendments to and any waivers from the Standards of Business Conduct and Code of Ethics, as required by applicable federal securities laws and NASDAQ listing standards, at the same location on its website.

Director Independence

The Board of Directors has determined that the following six of Multi-Color’s seven directors who served during the 2015 fiscal year are “independent” as defined by applicable federal securities laws and NASDAQ listing standards: Robert R. Buck, Ari J. Benacerraf, Charles B. Connolly, Roger A. Keller, Thomas M. Mohr and Simon T. Roberts.

Shareholder Communication with the Board

Shareholders may communicate directly with the Board. Communications should be sent in writing addressed to the Chairman of the Board, Multi-Color Corporation, 4053 Clough Woods Drive, Batavia, OH 45103.

Approval of Related Party Transactions

The Company’s Standards of Business Conduct and Code of Ethics provide that any proposed transactions between the Company and any director or executive officer, family member of any director or executive officer, or any entities in which any such person has a material interest must receive the prior approval of the Audit and Finance Committee.

The Charter of the Audit and Finance Committee states that the Audit and Finance Committee has the responsibility to review and approve all related party transactions as provided in the NASDAQ listing standards. In addition, the Audit and Finance Committee is required to review and investigate, as appropriate, any matters pertaining to the integrity of officers, directors and employees, including conflicts of interest, or adherence to the Company’s Standards of Business Conduct and Code of Ethics.

Leadership Structure

The roles of Chief Executive Officer and Chairman of the Board are separate roles at the Company. The Board believes this structure is in the best interest of the Company because it allows the Chief Executive Officer to focus on the day-to-day operation of the Company’s business and the Chairman of the Board to focus on the leadership of the Board of Directors.

Board Role in Risk Management

Day-to-day risk management is the responsibility of management, but the Board of Directors has overall responsibility for the oversight of risk management. The oversight responsibility of the Board is supported by Company management and risk management processes. Key factors supporting risk management of the Company include strong Board and management commitments to risk management and effective communication, including communication between the Board and management.

Duties of the Board of Directors; Board and Committee Meetings

The Board of Directors oversees the management of Multi-Color on your behalf. The Board reviews Multi-Color’s long-term strategic plans and exercises direct decision-making authority in key areas such as choosing the Chief Executive Officer, setting the scope of his authority to manage Multi-Color’s business day-to-day, and evaluating his performance. The Board also reviews development and succession plans for Multi-Color’s top executives.

Multi-Color’s Code of Regulations requires that the Board consist of at least three members with the exact number to be established by shareholders or the Board. The Board has established a Board consisting of seven directors for the upcoming fiscal year.

The Board met six times during the 2015 fiscal year. All of Multi-Color’s directors attended at least 75% of meetings held by the Board and by the committees on which they served in the 2015 fiscal year. In addition, all directors of Multi-Color attended the annual meeting of shareholders held on August 20, 2014. Multi-Color expects each of its directors to attend each annual meeting of shareholders absent a significant personal or business conflict. The Board convened four executive sessions last year. Executive sessions are generally scheduled in conjunction with regularly scheduled Board meetings.

Duties and Current Members of Board Committees

Independent Directors	Audit and Finance Committee	Compensation and Organization Development Committee	Nominating and Corporate Governance Committee

Ari J. Benacerraf		☑	☑

Robert R. Buck «	☑ ¸	☑

Charles B. Connolly	¶ ¸	☑	¶ (Acting)

Thomas M. Mohr	☑ ¸	¶

Simon T. Roberts	☑ ¸	☑

« - Board Chair	¶ - Committee Chair	☑ - Committee Member	¸ - Financial Expert

The Board appoints committees in order to perform its duties more effectively. Board committees are able to consider key issues in greater detail than would be possible at full Board meetings. Each committee reviews the results of its meetings with the full Board. The Board has established the Audit and Finance Committee (“Audit Committee”), Nominating and Corporate Governance Committee (“Nominating Committee”) and Compensation and Organization Development Committee (“Compensation Committee”). The Charters of the Audit Committee, Nominating Committee and Compensation Committee are available in the Investor Relations section of Multi-Color’s website (www.mcclabel.com).

The Audit Committee assists the Board in fulfilling its responsibilities relating to the Company’s accounting, reporting practices, compliance with legal and regulatory requirements, and the quality and integrity of Multi-Color’s financial reports. The Audit Committee oversees the accounting and financial reporting processes of Multi-Color and the audit of Multi-Color’s financial statements. It reviews the scope and adequacy of Multi-Color’s internal accounting and financial controls, reviews the scope and results of the audit plan of Multi-Color’s independent registered public accountants and reviews Multi-Color’s financial reporting activities and the accounting standards and principles followed. The Audit Committee oversees the procedures for the receipt, retention and treatment of any complaints received regarding accounting, internal accounting controls or auditing matters and the confidential submission by employees of any concerns regarding questionable accounting or auditing matters. The Audit Committee also selects and engages Multi-Color’s independent registered public accountants and pre-approves their fees.

The Board has determined that all current members of the Audit Committee, Charles B. Connolly (Chairman), Robert R. Buck, Thomas M. Mohr and Simon T. Roberts, satisfy the standards of “independence” required of audit committee members under applicable federal securities laws and NASDAQ listing standards. In addition, the Board has concluded that Messrs. Connolly, Buck, Mohr and Roberts are “audit committee financial experts” within the meaning of applicable federal securities laws and are financially literate under NASDAQ listing standards. The Audit Committee met eight times during the 2015 fiscal year.

The Nominating Committee assists the Board in identifying qualified individuals to become Board members, in determining the composition of the Board of Directors and its committees, in monitoring a process to assess Board effectiveness and in developing, implementing and monitoring the effectiveness of Multi-Color’s corporate governance guidelines. A copy of Multi-Color’s corporate governance guidelines is available in the Investor Relations section of Multi-Color’s website (www.mcclabel.com).

The Board has determined that all members of the Nominating Committee satisfy the standards of “independence” under applicable federal securities laws and NASDAQ listing standards. The Nominating Committee members are Charles B. Connolly (Acting Chairman) and Ari J. Benacerraf. Roger A. Keller served as Chairman of the Nominating Committee during fiscal 2015. The Nominating Committee met three times during the last fiscal year.

The Compensation Committee is responsible for establishing Multi-Color’s compensation philosophy and assuring that directors, executives and key management personnel are effectively compensated in terms that are motivating, internally equitable, externally competitive and aligned with the short-term and long-term interests of shareholders. The Compensation Committee approves all compensation of executive officers, administers Multi-Color’s executive incentive compensation plans, sets the criteria for awards under incentive compensation plans and determines whether such criteria have been met. The Compensation Committee also oversees the policies and practices of Multi-Color that advance its organizational development, including those designed to achieve the most productive engagement of Multi-Color’s workforce and the attainment of greater diversity.

The Compensation Committee has evaluated Multi-Color’s current compensation policies and practices and determined that they do not encourage excessive risk-taking. As a result, the Compensation Committee believes that the risks relating to Multi-Color’s compensation policies and practices, including those applicable to non-executive officers, are not reasonably likely to have a material adverse effect on Multi-Color. The Compensation Committee will evaluate the risks associated with the Company’s compensation policies and practices on an annual basis.

The Board has determined that all members of the Compensation Committee satisfy the standards of “independence” under applicable federal securities laws and NASDAQ listing standards. The Compensation Committee members are Thomas M. Mohr (Chairman), Robert R. Buck, Ari J. Benacerraf, Charles B. Connolly and Simon T. Roberts. The Compensation Committee met twice during the 2015 fiscal year.

Director Nomination Process

Directors are elected each year by shareholders at the annual meeting. The Nominating Committee leads the search for individuals qualified to become members of the Board and selects director nominees to be presented for approval by the Board and shareholders at the annual meeting of shareholders.

The Nominating Committee selects nominees who have high personal and professional integrity, have demonstrated exceptional ability and judgment and who are effective, in conjunction with the other nominees and members of the Board, in collectively serving the interests of shareholders. Other than an age limit of 75 set by our Board for election of directors the Committee has not established specific minimum qualifications for director candidates. The

Committee has no specific or formulaic diversity policy or requirement. However, when selecting director nominees, the Committee considers the make-up of the Board as a whole and favorably views Board diversity with respect to the following attributes: professional and life experience, education, skills, age, race and gender.

Shareholders may propose nominees for election as directors. The Nominating Committee does not have a policy with regard to the consideration of director candidates recommended by shareholders because Ohio law and the Company’s Amended and Restated Code of Regulations (the “Regulations”) afford shareholders certain rights related to such matters. The Regulations provide that the only candidates eligible for election at a meeting of shareholders are candidates nominated by or at the direction of the Board and candidates nominated at the meeting by a shareholder who has complied with the procedures set forth in the Regulations. The Regulations provide that only candidates nominated by or at the direction of the Board and candidates nominated at the meeting by a shareholder who has complied with the procedures set forth in the Regulations will be considered by the Nominating Committee and eligible for election at a meeting of shareholders. The Regulations require a shareholder wishing to nominate a director candidate to give the Secretary of the Company at least 90 and not more than 120 days written notice prior to the applicable meeting setting forth or accompanied by: (1) certain biographical, stock ownership and investment intent disclosures about the proposed nominee; (2) certain biographical, stock ownership and hedging or similar activity disclosures about the shareholder giving the notice and specified persons associated with such shareholder; (3) verification of the accuracy or completeness of any nomination information at the Company’s request; (4) a representation that the shareholder was a record holder of the Company’s voting stock and intended to appear, in person or by proxy, at the meeting to make the nomination; (5) any other information that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitation of proxies for the election of directors in a contested election by applicable federal securities laws and (6) the consent of each such nominee to serve as director if elected. Shareholders should submit the above information (“Nomination Information”) in writing to the Secretary of Multi-Color at 4053 Clough Woods Drive, Batavia, Ohio 45103. If a shareholder wishes to submit a name for consideration by the Nominating Committee for director nomination at the 2016 annual meeting of shareholders, the Nomination Information must be received by Multi-Color no later than March 11, 2016.

BENEFICIAL OWNERSHIP OF THE COMPANY’S STOCK

The following table sets forth the share ownership as of May 15, 2015 of the Company’s directors, executive officers and shareholders known by Multi-Color to own beneficially five percent (5%) or more of its outstanding Common Stock.

Name	Position	Common Stock Beneficially Owned (1)
		Amount	Percentage

Holders of 5% or More of the Outstanding Shares:

FMR LLC (2)	Principal Shareholder	2,467,968	14.8%

T. Rowe Price Associates, Inc. (3)	Principal Shareholder	1,465,716	8.8%

Diamond Castle Partners 2014, L.P. (4)	Principal Shareholder	2,505,923	15.0%

Directors and Executive Officers:

Robert R. Buck (5)	Chairman of the Board	24,345	*

Ari J. Benacerraf (6)	Director	2,525,302	15.1%

Charles B. Connolly (7)	Director	39,503	*

Thomas M. Mohr (8)	Director	14,165	*

Simon T. Roberts (9)	Director	5,850	*

Matthew M. Walsh	Director Nominee	---	*

Nigel A. Vinecombe (10)	President, Chief Executive Officer and Director	645,608	3.9%

Sharon E. Birkett (11)	Vice President, Chief Financial Officer and Secretary	29,732	*

Floyd E. Needham (12)	Chief Operating Officer Consumer Product Goods	16,927	*

Vadis A. Rodato (13)	Chief Operating Officer Wine & Spirit	54,618	*

Timothy P. Lutz	Chief Accounting Officer	---	*

Executive Officers and Directors as a group (11 persons)		3,356,050	20.1%

*Indicates less than one percent

(1)

Included in the amount of Common Stock beneficially owned are the following shares of Common Stock subject to exercisable options or options that become exercisable within 60 days of May 15, 2015: Ms. Birkett - 26,500 shares, Mr. Vinecombe - 38,000 shares, Mr. Needham - 16,500 shares and Mr. Rodato - 4,600 shares. All officers, directors and principal stockholders have sole investment and voting power unless otherwise indicated.

(2)

Based on a Schedule 13G filed on February 13, 2015 by FMR LLC with the Securities and Exchange Commission. The business address of FMR LLC is 245 Summer Street, Boston, MA 02210. The Schedule 13G reports sole voting power with respect to 1,891,968 shares and sole dispositive power with respect to 2,467,968 shares.

(3)

Based on a Schedule 13G filed on February 10, 2015 by T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Stock Fund, Inc. with the Securities and Exchange Commission. The business address of T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Stock Fund, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202. These securities are owned by various individual and institutional investors including the T. Rowe Price Small-Cap Fund, Inc. (which beneficially owns 904,200 shares) which T. Rowe Price Associates, Inc. serves as investment advisor with power to direct investments and/or sole power to vote the securities.

(4)	Based on a Schedule 13D/A filed on November 20, 2014 by Diamond Castle Partners 2014, L.P. with the Securities and Exchange Commission. The Schedule 13D/A reported shared voting and investment power with respect to 2,505,923 shares and shared dispositive power with respect to 2,505,923 shares. The business address of Diamond Castle Holdings, LLC is 280 Park Avenue 25th Floor East Tower New York, NY 10017.

(5)	Includes 2,250 shares held by his wife and 3,689 restricted shares with respect to which he has sole voting power.

(6)	Includes 2,505,923 shares which Mr. Benacerraf disclaims beneficial ownership of and 12,000 shares purchased in his margin account. Also includes 7,379 restricted shares granted in connection with director service.

(7)	Includes 3,689 restricted shares with respect to which he has sole voting power.

(8)	Includes 3,689 restricted shares with respect to which he has sole voting power.

(9)	Includes 3,450 shares held indirectly in an Individual Retirement Account.

(10)	Includes 600,000 shares held in trust by Tropical Rain Nominees Party Limited (“Tropical Rain”) as trustee for the Vinecombe Absolutely Entitled Trust (“Vinecombe Trust”). Tropical Rain exercises voting and investment power with respect to the shares in accordance with the instructions of Mr. Vinecombe, who is the beneficiary of the Vinecombe Trust. Also includes 2,039 restricted shares with respect to which he has sole voting power.

(11)	Includes 3,232 shares held in her 401(k) account.

(12)	Includes 427 shares held in his 401(k) account.

(13)	Includes 50,000 shares held in trust by Quo Enterprises Pty Ltd (“Quo Enterprises”) as trustee for the V&J Rodato Family Trust (“Trust”). Quo Enterprises exercises voting and investment power with respect to the shares in accordance with the instructions of Vadis Rodato and his wife, who are the beneficiaries of the Trust. The Trust is revocable at any time by Mr. and Mrs. Rodato.

Ownership Guidelines

Consistent with its compensation philosophy and the principle of aligning the interests of management and directors of the Company with the interests of its shareholders, the Board of Directors implemented stock ownership guidelines for “Specified Officers” (defined in the guidelines as those officers required to file beneficial ownership reports with the SEC) and non-employee directors. Under the guidelines, the Company’s Chief Executive Officer is required to own an amount of our common stock which is equal to or exceeds three times his annual base salary; Specified Officers other than the Chief Executive Officer are required to own an amount of our common stock which is equal to or exceeds their annual base salary. Also under the guidelines, each of the Company’s non-employee directors is required to own an amount of Company common stock which is equal to or exceeds three times their annual cash retainer and three times their annual restricted stock grant. Generally, Specified Officers and non-employee directors subject to the guidelines are required to achieve the applicable guideline within five years of the later of the date of adoption of these guidelines or the appointment to their officer or director position. Notwithstanding this phase-in period, most persons subject to these guidelines have met their ownership target, either as a result of their direct holdings or shares held indirectly by an entity affiliated with them, in accordance with the guidelines.

ELECTION OF DIRECTORS

ITEM 1 ON THE PROXY

Nominees

The Board is nominating for election to the Board each of the following persons: Ari J. Benacerraf, Robert R. Buck, Charles B. Connolly, Thomas M. Mohr, Simon T. Roberts, Nigel A. Vinecombe and Matthew M. Walsh. Proxies solicited by the Board will be voted for the election of these nominees. All directors elected at the meeting will be elected to hold office until the next annual meeting. In voting to elect directors, shareholders are not entitled to cumulate their votes. If a director nominee becomes unavailable before the election, your proxy authorizes us to vote for a replacement nominee if the Board names one. Nominees receiving the highest number of votes cast for the positions to be filled will be elected.

Six of the seven nominees for election as Multi-Color directors are “independent” within the meaning of applicable federal securities laws and NASDAQ listing standards. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led the Board to the conclusion that each nominee should serve as a director, the Board believes that each nominee has demonstrated business acumen and a commitment to service, and possesses skills and attributes complimentary to those of the other Board members.

The Board recommends shareholders vote FOR each of the following nominees:

Ari J. Benacerraf Age 51 Director since 2011

Mr. Benacerraf became a director of Multi-Color in October 2011. Mr. Benacerraf is a Senior Managing Director and Co-founder of Diamond Castle Holdings, a private equity firm. Prior to co-founding Diamond Castle in 2004, Mr. Benacerraf was a Managing Director of DLJ Merchant Banking Partners, which he joined in 1995. Mr. Benacerraf is currently a director of Beacon Health Options LLC (provider of behavioral healthcare management), Suture Express, Inc. (distributor of disposable medical supplies), Professional Directional Holdings, Inc. (provider of drilling services to oil and natural gas companies), and NES Rentals, Inc. (equipment rental company) and is a former director of Managed Healthcare Associates, Inc. (healthcare services company), Adhesion Holdings, Inc. (former owner of York Label Group), Seabulk International, Inc. (provider of marine transportation services for petroleum products), Frontier Drilling ASA (provider of drilling and production services to the oil industry), American Ref-Fuel Company LLC (waste to energy generation facility), Amatek Holdings SA (manufacturer of Australian building materials) and Catamount Energy Corporation (wind power company).

Qualifications Supporting the Nomination of Mr. Benacerraf:

Mr. Benacerraf has a broad base of board service, having served over the years on the boards of ten companies across various industries. He has strong management experience and provides insight on a number of business issues, such as risk management and mergers and acquisitions.

Robert R. Buck Age 67 Director since 2003

Mr. Buck became a director in July 2003 and was named Chairman of the Board in August 2012. He is currently the Chairman of the Board of Beacon Roofing Supply, Inc. Prior to 2003, Mr. Buck served in various leadership roles with Cintas Corporation (primarily a corporate identity uniform company) including President of its Uniform Rental Division and Chief Financial Officer. Mr. Buck serves as a director of Beacon Roofing Supply, Inc., Elkay Manufacturing (manufacturer and supplier of kitchen products) and Quanex Building Products Corporation (manufacturer of engineered building products). In addition, he is a former director of Kendle International (provider of clinical research and development services for the pharmaceutical and biomedical industries) and a member of the Dean’s Advisory Council for the College of Business Administration at the University of Cincinnati.

Qualifications Supporting the Nomination of Mr. Buck:

Mr. Buck has extensive senior leadership experience with public companies, including service as the Chief Executive Officer of Beacon Roofing Supply, Inc. He has strong financial management experience, having served as a chief financial officer with direct responsibility for financial and accounting matters. Mr. Buck qualifies as an “audit committee financial expert” as defined by SEC rules. He also provides insight concerning a variety of business issues, including capital markets, risk management and mergers and acquisitions.

Charles B. Connolly Age 58 Director since 1998

Mr. Connolly was elected a director of Multi-Color in October 1998. Mr. Connolly has over 30 years of experience in the converting, coating and packaging industries. He has served as President of Connemara Converting, LLC, a Chicago-based converter of specialty paper and plastic substrates, since April 1996. Prior to that, he served in various management, sales and marketing positions with Lawson Mardon Packaging and Camvac America, a subsidiary of Rexam

P.L.C. that produces vacuum metalized papers and films. Mr. Connolly also serves as a director of NuLabel (a polymer science and engineering innovations firm).

Qualifications Supporting the Nomination of Mr. Connolly:

Mr. Connolly offers valuable insight to the Board as a result of his 30 years of experience in packaging and related industries. He has years of senior management experience as President of Connemara Converting, LLC. In addition, he gained valuable knowledge and experience related to sales and marketing as a result of his previous sales and marketing positions. Mr. Connolly qualifies as an “audit committee financial expert” as defined by SEC rules.

Thomas M. Mohr Age 63 Director since 2006

Mr. Mohr became a director of Multi-Color in August 2006. Mr. Mohr served as the President and Chief Executive Officer of Taghleef Industries (formerly Applied Extrusion Technologies, Inc.) a developer and manufacturer of plastic films, from June 2006 to June 2014. Mr. Mohr is currently a director of Taghleef Industries. He was the President and Chief Executive Officer of Vibac Group North America (a provider of specialty packaging films) from 2003 to 2005. Prior to that he was the President and Chief Executive Officer of Grupo Celanese, Mexico and Trespaphan (a polypropylene film business).

Qualifications Supporting the Nomination of Mr. Mohr:

Mr. Mohr strengthens the Board as a result of his many years of experience as a chief executive officer. He has gained significant knowledge regarding plastic film and the packaging industry during his tenure at Applied Extrusion Technologies, Inc. and in previous positions. He qualifies as an “audit committee financial expert” as defined by SEC rules. Mr. Mohr also provides valuable expertise with regard to supply chain issues and international operations.

Simon T. Roberts Age 48 Director since 2012

Mr. Roberts became a director of Multi-Color in April 2012. Mr. Roberts has served as a Managing Director of Operations with Harvest Partners, a private equity firm, since February 2013. Prior to joining Harvest Partners, Mr. Roberts was a Senior Managing Director with Diamond Castle Holdings, a private equity firm, from 2010 to February 2013. Mr. Roberts was also a Partner at Bain & Company, a strategy consulting firm. Mr. Roberts joined Bain in 1995 and led their New York private equity practice working with the firm’s clients on due diligence on a wide range of investments, and on driving a broad range of performance improvement and merger integration programs in their portfolios. Mr. Roberts is a former director of NES Rentals (equipment rental company), Bonten Media Group (owner and operator of television stations) and York Label.

Qualifications Supporting the Nomination of Mr. Roberts:

Mr. Roberts has over 20 years of experience driving growth and profit improvement programs in a wide range of industries. He has gained significant experience analyzing and evaluating financial statements during his tenure at Bain & Company and Diamond Castle Holdings. He qualifies as an “audit committee financial expert” as defined by SEC rules. Mr. Roberts provides insight concerning a variety of business issues, including performance improvement, risk management and mergers and acquisitions.

Nigel A. Vinecombe Age 52 Director since 2008

Mr. Vinecombe became a director of Multi-Color in February 2008. He was appointed President and Chief Executive Officer of the Company in June 2010. Mr. Vinecombe served as Chief Operating Officer of Multi-Color from May 2009 to June 2010, and as President of the International Business Unit of Multi-Color from February 2008 until May 2009. From 2000 to February 2008, he served as Group Managing Director of Collotype International Holdings Pty Ltd., a privately-held Australian based wine & spirit and consumer products label manufacturer.

Qualifications Supporting the Nomination of Mr. Vinecombe:

As Group Managing Director of Collotype International Holdings Pty Ltd., Mr. Vinecombe oversaw the international expansion of a high growth organization. As Chief Operating Officer of the Company, he continued to apply his strategic planning and managerial skills in the context of the Company’s global operations. Mr. Vinecombe has valuable management insight related to the integration of expanded business and development of customer relationships on a global basis. As a result, he brings strong decision-making skills to the Board coupled with an understanding of international business.

Matthew M. Walsh Age 49 Director Nominee

Mr. Walsh is Executive Vice President and Chief Financial Officer for Catalent, Inc., a global provider of advanced delivery technologies and development solutions for pharmaceutical, biologics and consumer health products. Prior to joining Catalent in April 2008, Mr. Walsh was President, Chief Financial Officer, and Acting Chief Executive Officer of Escala Group, Inc.

Qualifications Supporting the Nomination of Mr. Walsh:

Mr. Walsh has significant senior level experience serving as the Chief Financial Officer for three companies that were SEC filers. He has deep experience in multiple industries, including healthcare, chemicals/petroleum and manufacturing. He has strong financial acumen and extensive experience in the areas of capital raising, mergers & acquisitions, strategic oversight, international operations, and financial reporting/investor relations. Mr. Walsh brings valuable insight to all areas of financial compliance, including SEC reporting, SOX 404 internal controls and debt compliance.

RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

ITEM 2 ON THE PROXY

The Board is seeking shareholder ratification of its appointment of Grant Thornton LLP as independent registered public accountants for the fiscal year ending March 31, 2016. Although action by the shareholders in this matter is not required, the Board believes that it is appropriate to seek shareholder ratification of this appointment in light of the critical role played by independent auditors in providing assurance on the integrity of Multi-Color’s financial controls and reporting. Even if shareholders ratify the appointment, the Audit Committee may, in its discretion, direct the appointment of different auditors at any time during the year if it determines that such a change would be in the best interest of Multi-Color and its shareholders. An affirmative vote of a majority of the votes cast at the meeting is required for ratification. Representatives of Grant Thornton LLP are expected to be present at the annual meeting and will be given an opportunity to comment, if they so desire, and to respond to appropriate questions that may be asked by shareholders. Fees paid to the Company’s previous auditors, KPMG LLP, for fiscal year 2014 are disclosed below.

On July 14, 2014, the Audit Committee of Multi-Color Corporation dismissed KPMG LLP as independent registered public accounting firm, effective immediately.

During Multi-Color’s fiscal year ended March 31, 2014 and the subsequent interim period through July 14, 2014, there were (i) no disagreements between Multi-Color and KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope of procedure, which, if not resolved to the satisfaction of KPMG, would have caused KPMG to make a reference to the subject matter of the disagreement in connection with its opinion on the consolidated financial statement for such years, and (ii) no “reportable events” (as defined in Regulation S-K 304(a)(1)(v)) except that the following material weaknesses in internal control over financial reporting were identified: (1) failure to maintain a sufficient complement of corporate accounting and finance personnel to design and execute an effective system of internal controls in accordance with an appropriate framework; (2) failure to adequately restrict our general information technology controls intended to ensure that access to applications and data, and the ability to place program changes into production for such applications and data to the appropriate personnel resulting from inadequate segregation of duties; and (3) inappropriate design and ineffective operation of our internal controls over the accounting for restructuring activities, loss contingencies, business combinations, inventory, cost of sales, the sale and leaseback of equipment, and accounting for valuation of long-lived assets, including property, plant equipment, amortizing intangible assets and goodwill, as well as failure to maintain sufficient documentary evidence of the controls’ operating effectiveness to demonstrate that the controls, as designed, would detect a material misstatement in Multi-Color’s consolidated financial statements.

KPMG’s audit report on Multi-Color’s consolidated financial statements for the fiscal year ended March 31, 2014 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles. The audit report of KPMG on the effectiveness of internal control over financial reporting as of March 31, 2014 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles, except that KPMG’s report indicates that Multi-Color did not maintain effective internal control over financial reporting as of March 31, 2014 because of the effect of the material weaknesses described above.

Multi-Color provided KPMG with a copy of the current report on Form 8-K. KPMG provided Multi-Color with a letter addressed to the Securities and Exchange Commission stating that KPMG agreed with the disclosure in the Form 8-K. A copy of that letter was filed as Exhibit 16.1 to that Form 8-K.

Audit Fees

Grant Thornton LLP’s fees for audit and review of the Annual Report on Form 10-K for the fiscal year ended March 31, 2015 and the Quarterly Reports on Form 10-Q for the first three quarters of the fiscal year ended March 31, 2015, compliance with the Sarbanes-Oxley Act of 2002, statutory audit procedures, and related estimated expenses were $2,468,793. KPMG LLP’s fees for audit and review of the Annual Report on Form 10-K for the fiscal year ended March 31, 2014 and the Quarterly Reports on Form 10-Q for the first three quarters of the fiscal year ended March 31, 2014, compliance with the Sarbanes-Oxley Act of 2002, statutory audit procedures, and related estimated expenses were $1,279,160.

Audit-Related Fees

The total fees paid to Grant Thornton LLP by Multi-Color for the fiscal year ended March 31, 2015 for services provided in connection with due diligence and related expenses were $89,287. KPMG LLP did not provide audit-related services to Multi-Color for the fiscal year ended March 31, 2014.

Tax Fees

None

All Other Fees

None

All audit and audit-related fees for the fiscal year ended March 31, 2015 were pre-approved by the Audit Committee, which concluded that the provision of those services by Grant Thornton LLP was compatible with the maintenance of the auditors’ independence in the conduct of the auditing functions. The Audit Committee requires pre-approval of the audit and nonaudit services performed by the independent registered public accountants in order to assure that the provision of such services does not impair the independent registered public accountant’s independence. Unless a type of service has received general pre-approval, it requires specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels require specific pre-approval by the Audit Committee. To ensure prompt handling of unexpected matters, the Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee. However, the Chairman must report any such pre-approval decisions to the Audit Committee at the next scheduled meeting following such pre-approval.

AUDIT COMMITTEE REPORT

In connection with the March 31, 2015 financial statements, the Audit Committee reviewed and discussed the audited financial statements with management and Grant Thornton LLP; discussed with Grant Thornton LLP the matters required by Statement on Auditing Standard No.16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (PCAOB); and received and reviewed the written disclosures and the letter from Grant Thornton LLP pursuant to applicable requirements of PCAOB Ethics and Independence Rule 3526, as amended (Communications with Audit Committees Concerning Independence) and the Audit Committee discussed with Grant Thornton LLP that firm’s independence. Based on these reviews and discussions, the Audit Committee recommended to the Board that Multi-Color’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended March 31, 2015.

The Audit and Finance Committee

Charles B. Connolly (Chairman)

Robert R. Buck

Thomas M. Mohr

Simon T. Roberts

ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

ITEM 3 ON THE PROXY

Section 14A of the Exchange Act and related SEC rules requires that we provide our shareholders with the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our Named Executive Officers (NEOs) as disclosed in this proxy statement in accordance with SEC rules. The current frequency of the advisory vote on executive compensation is annual, and the next vote will occur at our 2016 annual meeting of shareholders.

As described under the “Compensation Discussion and Analysis,” our executive compensation program is designed with an emphasis on performance and is intended to closely align the interests of our NEOs with the interests of our shareholders. The Committee regularly reviews our executive compensation program to ensure that compensation is closely tied to performance measures that our executive officers can impact and that are likely to have an impact on shareholder value. Our compensation programs are also designed to balance long-term performance with short-term performance, and to mitigate the risk that an executive officer would be incentivized to pursue good results with respect to a single performance metric or operating division to the detriment of our Company as a whole.

The vote on this proposal is advisory, which means the vote will not be binding on Multi-Color Corporation, the Board or the Committee. The Committee will review the results of the vote on this proposal in connection with its regular evaluations of our executive compensation program.

In view of the foregoing, shareholders will vote on the following resolution at the 2015 Annual Shareholders’ Meeting:

RESOLVED, that the Company’s shareholders hereby approve, on an advisory basis, the compensation of the Named Executive Officers of Multi-Color Corporation as disclosed in Multi-Color’s Proxy Statement for the 2015 Annual Shareholders’ Meeting in accordance with the Securities and Exchange Commission’s compensation disclosure rules.

The Board recommends that shareholders vote FOR this proposal.

INCREASE THE NUMBER OF AUTHORIZED SHARES OF MULTI-COLOR’S COMMON STOCK

ITEM 4 ON THE PROXY

The Board of Directors proposes and recommends the approval of an amendment to Multi-Color’s Amended and Restated Articles of Incorporation (the “Articles”) to increase the number of authorized shares of common stock, no par value per share, from 25,000,000 shares presently authorized to 40,000,000 shares. Accordingly, the Board proposes to amend Article FOURTH of the Articles to read in its entirety as follows:

“FOURTH: The maximum number of shares which the Corporation is authorized to have outstanding is: (i) Forty Million (40,000,000) shares of common stock, without par value (the “Common Shares”); and (ii) One Million (1,000,000) shares of preferred stock, without par value (the “Preferred Shares,” and together with the Common Shares, collectively referred to herein as the “Shares”).”

The Board has determined that the proposal to increase the number of shares of authorized shares of common stock is desirable and in our shareholders’ best interest because it would provide Multi-Color with the ability to support our present capital needs and future anticipated growth and would provide us with the flexibility to consider and respond to future business opportunities and needs as they arise, including equity offerings, acquisitions, stock dividends, issuances under stock incentive plans and other corporate purposes. The availability of additional shares of common stock would permit us to proceed with certain of these actions without the delay and expense associated with holding a special meeting of shareholders to obtain shareholder approval each time an opportunity arises that would require the issuance of shares of our common stock.

The additional shares of common stock would be identical in all respects to the shares of our common stock now authorized, including, without limitation, the same par value, the same voting rights, and the same rights to dividends and other distributions. The proposed amendment would not change the terms of our common stock nor would it affect the rights of the holders of any currently issued and outstanding shares of our stock. If this proposal is approved, the additional shares of our common stock may be issued from time to time upon authorization of our Board, without further approval by our shareholders, unless otherwise required by applicable law, and for the consideration that our Board may determine is appropriate and as may be permitted by applicable law. The authorization of the additional shares of our common stock sought by this proposal would not have any immediately dilutive effect on the proportionate voting power or other rights of our existing shareholders. To the extent that the additional authorized shares of our stock are issued in the future, however, they may decrease the existing shareholders’ percentage equity ownership and, depending on the price at which they are issued, could be dilutive to existing shareholders. Multi-Color has no present intention to issue any additional common stock in connection with any exchange, merger, consolidation, acquisition or similar transaction.

This proposal is not being made in response to any hostile attempts by any third party to obtain control of the Company but the availability for issuance of additional shares of common stock could enable our Board to make it more difficult or to discourage an attempt to obtain control of Multi-Color. For example, the issuance of shares of common stock in a public or private sale, merger or similar transaction would increase the number of outstanding shares, diluting the interest of a party attempting to obtain control of the Company and deterring or rendering more difficult a merger, tender offer, proxy contest or an extraordinary corporate transaction opposed by our Board. As a result, authorizing additional shares of common stock may adversely impact shareholders who desire a change in management and/or the Board or to participate in a tender offer or other sale transaction involving a change in control of Multi-Color.

As of March 31, 2015, of the 25,000,000 shares of common stock presently authorized, a total of 16,638,829 shares were issued and outstanding and 266,806 shares were held in the Company’s treasury. In addition, 1,296,674 shares remain reserved for issuance under Multi-Color’s 2012 Stock Incentive Plan and other equity award plans. There are currently no shares of preferred stock issued and outstanding.

The affirmative vote of holders of a majority of the outstanding shares of common stock is required for adoption of the proposed amendment to Multi-Color’s Articles. The failure to vote, abstentions and broker non-votes will have the same effect as a vote against this proposal, although abstentions and broker non-votes will be counted as “present” for purposes of determining a quorum. The proposed amendment, if adopted by the shareholders, will become effective on the date on which the certificate of amendment to the Articles is filed with the Secretary of State of Ohio, which we expect would be shortly after the annual meeting.

The Board of Directors unanimously recommends that you vote FOR the approval of this proposal to amend Article FOURTH of our Amended and Restated Articles of Incorporation to increase the number of authorized shares of Multi-Color’s common stock.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This Compensation Discussion and Analysis discusses the principles underlying Multi-Color Corporation’s policies and decisions concerning the compensation of the Company’s named executive officers. This information describes the manner and context in which compensation is awarded to and earned by the Company’s named executive officers and provides perspective on the tables and narratives that follow.

The Board of Directors utilizes the Compensation and Organization Development Committee (for purposes of this section, the “Committee”) to assist the Board in fulfilling the Board’s responsibilities in the area of executive compensation. The Committee, working with management, has approved executive compensation programs that are designed to attract and retain executives and reward them for their efforts toward helping Multi-Color achieve its short-term and long-term operating, financial and strategic goals, and thereby build shareholder value. Consequently, Multi-Color’s executive compensation packages consist of incentive plans that emphasize stock ownership and bonus compensation arrangements which serve to align more closely the interests of management with those of shareholders.

Framework of Multi-Color’s Executive Compensation Program

Multi-Color’s Goals

Multi-Color seeks to continue to improve its financial and operating performance on a long-term basis. The Company strives to deliver predictable and reliable results through increasing revenues and net income, and growth in earnings per share and cash flow. While these goals do not constitute all of the priorities Multi-Color has established, they represent the foundation of Multi-Color’s long-term objectives. Multi-Color’s compensation policies, practices and programs are intended to align executive compensation within the framework of these strategic goals, attracting and retaining a strong executive team for the long-term.

The Company intends base salary and benefits to be fair compensation for the named executive officers’ good faith efforts to do their jobs well, and incentive compensation (both annual and long-term) to be pay for performance on behalf of the Company and its shareholders. The Company expects the incentive pay to reinforce the executive’s line-of-sight between (i) his or her behaviors, decisions and leadership and (ii) high standards of performance on corporate financial and other individual measures that, if achieved, will enhance shareholder value.

Compensation Committee Responsibilities

Among other things, the Committee assists the Board of Directors in fulfilling the Board’s responsibilities to: (i) review and approve the annual and long-term goals and objectives relevant to CEO compensation; (ii) evaluate the CEO’s performance at least annually and report CEO compensation to the Board; (iii) determine and approve CEO, other executive officer and key management personnel compensation; (iv) review and make recommendations on the compensation of the Company’s non-employee directors; (v) administer the Company’s stock option and equity incentive plans and make recommendations to the Board with respect thereto; (vi) review the Company’s philosophy on executive compensation, advise the CEO and the Board about different approaches thereto and assess the Company’s competitive position for the various elements of executive compensation; (vii) assess the risks associated with the Company’s compensation policies and practices; (viii) review with management this Compensation Discussion and Analysis and make a recommendation with respect to its inclusion in this proxy statement and produce the Compensation Committee Report included in this proxy statement; (ix) oversee the Company’s compliance with SEC rules and regulations regarding shareholder approval of certain executive compensation matters, including reviewing and approving the proposals regarding the say-on-pay vote and the frequency of the say-on-pay vote.

The Committee has the sole authority to retain or obtain the advice of advisors to assist the Committee in carrying out its responsibilities, after taking into consideration the factors relevant to advisor independence, including those specified in NASDAQ listing standards, and will determine whether any such advisor has a conflict of interest.

The Committee also sets the compensation and oversees the work of such advisors, and has sole authority to approve the advisor’s terms and conditions of retention, including its fees.

The Committee meets at least once every year, and more frequently, as and if circumstances dictate. During the 2015 fiscal year, the Committee met two times. The Committee may request any officer or employee of the Company, outside counsel, consultants or independent auditors to attend a meeting of the Committee. Members of the Committee may participate in a meeting by means of a conference call or similar communications equipment, so long as all persons participating in the meeting can hear one another.

The Committee is comprised of a minimum of three directors, each of whom (i) is not an officer or employee of Multi-Color Corporation and (ii) does not have any relationship, which in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out his or her responsibilities as a member of the Committee. Independent directors, as determined by the Board and in accordance with the rules of NASDAQ comprise the Committee. Members of the Committee are appointed and removed by the Board.

The purpose of the Committee is to establish and oversee the execution of the Company’s philosophy on compensation and organizational development. The Committee is responsible for assuring that the Company’s executives, other key management personnel and directors are effectively compensated in terms that (i) are aligned with the short-term and long-term interests of the shareholders, (ii) attract, motivate and retain key talent and (iii) are externally competitive and internally equitable. The Committee approves all elements of compensation of the Company’s executive officers and directors, sets the criteria for awards under the Company’s incentive compensation plans and determines whether such criteria have been met, and oversees matters relating to the Company’s stock compensation plans. The Committee also oversees the policies and practices of the Company that advance its organizational development, including those designed to achieve the highest level of engagement of the Company’s workforce.

Compensation Philosophy and Objectives

Compensation programs in which the Company’s executive officers participate are designed to be equitable and competitive with the compensation programs of companies with whom the Company competes for new employees. The Committee believes executive performance is a distinguishing factor and a competitive advantage of Multi-Color and rewards executives whose performance is outstanding.

Multi-Color’s pay-for-performance compensation philosophy is based upon this linkage between performance targets and individual accountability. Individual behavior consistent with the

Company’s core values is recognized as being necessary for building and sustaining shareholder value over the long-term. Employees at all levels of the organization, including executive officers, are evaluated through a disciplined annual assessment process, and compensated for exemplifying core values of integrity, passion, creativity, perseverance, achievement and personal leadership.

The Company’s goal is to attract, develop, motivate and retain executives who have the skills, experience and drive to achieve superior growth in shareholder value. The Company believes that, to be successful, the Company needs to be competitive not only in its products and innovative solutions, but also in the quality of its executives. This, in turn, requires that Multi-Color compensate executive officers competitively.

The Process of Implementing Executive Compensation Changes

The Committee reviews Multi-Color’s executive compensation programs annually. The Committee utilizes market compensation data (including base salary and target annual incentive levels) regarding the President and CEO. The Committee, in turn, recommends compensation levels for this position to the independent members of the Board of Directors.

Following their evaluation of the CEO’s performance, the independent members of the Board establish all aspects of the CEO’s compensation. Neither the President and CEO nor any of the Company’s other executives participates in deliberations relating to his or her own compensation.

The Committee also receives market compensation data (including base salary and target annual incentive levels) for each individual executive other than the President and CEO. The President and CEO recommends increases or decreases in compensation levels for these executive officers to the Committee for final approval based upon a review of the market data and the officer’s individual performance.

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company’s proxy statement provides for a non-binding shareholder advisory vote, commonly referred to as a say-on-pay vote, with respect to the compensation of our named executive officers. While this vote is not binding on the Company, the Committee values the opinions of shareholders and will review and consider any shareholder concerns evidenced by this vote.

At the Company’s 2014 annual meeting, we held such an advisory vote on the compensation of our named executive officers. Our shareholders overwhelmingly approved the compensation of our named executive officers, with over 98.74% of votes cast in favor of our 2014 say-on-pay resolution. Based on the results of the 2014 say-on-pay vote, the Compensation Committee concluded that the compensation paid to the named executive officers and that the Company’s overall pay practices received strong shareholder support and do not require substantial revision to address shareholder concerns.

Elements of Compensation

The principal components of the compensation for named executive officers generally are:

•	base salary;
•	annual incentive bonus compensation;
•	long-term equity incentive compensation; and
•	retirement and other benefits.

Base Salary

The Company establishes compensation plans each year that align potential executive compensation with expected and potential company performance outcomes. More specifically, we target executive base salary at the 50th percentile of our competitive labor market (as described below). Typically, we establish annual incentive payout opportunities that, when combined with base salary, will deliver 50th percentile total cash compensation at target performance and will allow the executive to earn above 50th percentile total cash compensation for above target performance.

The Company relies on several internal and external inputs when determining plan performance levels and associated potential incentive payouts. Externally, the Committee considers Multi-Color’s performance compared to that of the NASDAQ Market Index, a broad market index, the Morningstar Packaging & Containers Index, and companies in its competitive labor market. Companies in Multi-Color’s desired comparison labor market are described as those primarily in the printing and packaging industries with (i) total revenue size comparable to Multi-Color; (ii) domestic and international operations and product markets; and (iii) a focus on growth through acquisitions. Total direct compensation rates were developed from published surveys and custom research of SEC filings through the use of Equilar, Inc., a company that provides executive compensation data and software, to create a “Proxy Group” of companies with one or more of Multi-Color’s desired characteristics.

For fiscal 2015, the Proxy Group included the following companies: CCL, Ennis, Inc., Intertape Polymer Group, Inc., Myers Industries, Schawk, Inc., Standard Register and VistaPrint.

Salary reviews are generally conducted at the beginning of each fiscal year to compare each executive’s salary to the appropriate salary range. Merit based increases to salaries of executive officers are based on the Committee’s assessment of the individual’s performance. Both financial and, where appropriate, non-financial performance measures are considered in making salary adjustments. If an executive officer has responsibility for a business segment, this business segment’s financial results also are strongly considered.

Annual Incentive Bonus Compensation

Multi-Color believes that among all elements of compensation to executive officers, annual bonuses provide the most direct link between compensation levels and annual corporate performance. Bonuses are paid in cash. Typically, the Committee approves annual bonus performance goals at the beginning of each fiscal year. For fiscal year 2015, the potential bonus range (as a percentage of base salary) for Mr. Vinecombe was 0% to 112.5%; and for Ms. Birkett, Mr. Needham and Mr. Rodato was 0% to 75%, based on target bonuses (as a percentage of base salary) of 75% and 50% respectively. Mr. Lutz was eligible for 0% to 45% based on a target bonus (as a percentage of base salary) of 30%. The performance goals include goals related to minimum operating profit and year-over-year growth in operating profit, excluding acquisitions made during the fiscal year.

Operating profit for the purposes of the bonus calculation is defined as the operating profit used for U.S. GAAP reporting less the impact of acquisitions and acquisition-related expenses occurring during the year, and the impact of amortization expense. For Mr. Vinecombe and Ms. Birkett their performance goals are based on total company performance; Mr. Needham and Mr. Rodato’s goals are based on the rollup of specific locations, and Mr. Lutz’s goal is based on a weighted average for the whole company. For any of the executives to earn any bonus for fiscal year 2015, the Company’s minimum operating profit as a percentage to sales must have exceeded 10%, excluding acquisitions made during the fiscal year. Once this threshold is met, executives were eligible to receive between 0% and 150% of their target bonus as follows: 0% for less than 5% growth year-over-year; 50% for 5% growth year-over-year; 100% for 10% growth year-over-year; and 150% for 15% growth year-over year, excluding acquisitions made during the fiscal year. Where year-over-year growth is between these thresholds, bonus amounts are pro-rated on a straight-line basis. For fiscal year 2015, Mr. Vinecombe, Ms. Birkett, Mr. Needham and Mr. Rodato earned 150% of their target bonus and Mr. Lutz earned 117%.

Long-term Incentive Compensation

Multi-Color maintains incentive plans which authorize the issuance of stock options or restricted stock. Both types of these awards are designed to align the interests of executives with those of stockholders. Because stock options only have an intrinsic value if the value of Multi-Color’s Common Stock increases, they encourage actions that enhance long-term shareholder value. Multi-Color believes that restricted stock awards similarly stimulate pride in ownership and motivate employees and executives to commit themselves to our performance and increasing shareholder value.

Multi-Color’s 2012 Stock Incentive Plan (the “2012 Plan”) is the principal means by which long-term incentive compensation is provided for key officers and employees of Multi-Color and the interests of these persons are brought more closely into tandem with the interests of shareholders. The plan is administered by the Committee. The 2012 Plan prohibits us from repricing stock options absent shareholder approval, for example, by decreasing the exercise price of outstanding options or exchanging outstanding options for new options with a lower exercise price.

Options granted under the 2012 Plan contain such terms and conditions as are established by the Board at the time of the grant. Options currently granted to employees generally have ten year terms and vest ratably over three to five years. The options fully vest upon a change in control.

Stock options are generally awarded near the beginning of each fiscal year to executive officers and other designated employees. The exercise price for these grants is equal to the fair market value of Multi-Color’s Common Stock on the date when the Committee approves the grant, which is the closing price on the NASDAQ Global Select Market on the last business day prior to the date of grant. The total number of shares allocated for annual grants is generally equal to two percent of the aggregate number of outstanding shares. As stock options are expensed in accordance with FASB ASC Topic 718, the Company considers the impact of the expense on earnings as one factor in determining the amount of total annual option grants.

Typically, a multi-step process is used by the Committee to determine the number of options granted to executive officers. Option target award amounts are established by first identifying the median size of option grants made by the Proxy Group to their respective executive officers. The Committee also considers the performance of the executive officer, the fair value of the awards, using the Black-Scholes model, and the amount of restricted stock and number of options previously granted to the executive officer. In the 2015 fiscal year, the Committee granted Mr. Vinecombe 1,903 restricted shares of stock, Mr. Needham and Mr. Rodato the option to purchase 7,500 shares of Common Stock, and Ms. Birkett the option to purchase 5,000 shares of Common Stock.

For fiscal year 2016, for Mr. Vinecombe, Ms. Birkett, Mr. Needham, and Mr. Rodato, the Company is increasing the emphasis on long-term performance by providing performance-based long-term incentives. Of the total long-term incentive award, 75% is allocated to performance-based restricted stock units (RSUs) and 25% to restricted stock. Performance-based RSUs are awarded based on the following:

Performance RSU Goals	<Threshold	Threshold	Target	Max

Three-year compound annualized Core EPS Growth	<5.0%	5.0%	10.0%	15.0%

Earned as % of Target RSU’s	0%	50%	100%	150%

For fiscal year 2016, Mr. Vinecombe was awarded 3,903 restricted shares and the opportunity to earn from 5,855 to 17,564 of performance-based RSUs based on meeting the Performance RSU Goals. Ms. Birkett was awarded 1,561 restricted shares and the opportunity to earn from 2,342 to 7,026 of performance-based RSUs based on meeting the Performance RSU Goals. Mr. Needham, and Mr. Rodato were awarded 1,952 restricted shares and the opportunity to earn from 2,927 to 8,782 of performance-based RSUs based on meeting the Performance RSU Goals.

Retirement and Other Benefit Programs

In general, Multi-Color provides the same benefit programs to most full-time employees within the Company, including a defined contribution 401(k) plan. The Company matches $.50 for every $1 contributed on the first 6% of eligible pay.

Employment Agreements

On May 22, 2012, the Company entered into an Amended and Restated Employment Agreement (“Employment Agreement”) with Mr. Vinecombe.

The initial term of Mr. Vinecombe’s Employment Agreement ended on June 15, 2013, with subsequent automatic renewals for one-year terms unless either party provides notice of non-renewal. Mr. Vinecombe’s Employment Agreement, which became effective as of May 22, 2012, provides for: (i) an annual base salary of $800,000, effective July 1, 2014, subject to annual review by the Committee; (ii) an annual discretionary bonus in accordance with the Company’s executive incentive compensation program, with the target bonus opportunity to be no less than 75% of current base salary; (iii) during the term of the Agreement, restricted stock or stock option awards, and (iv) eligibility to participate in the Company’s welfare plans and certain benefit plans to the extent generally applicable to other executives of the Company, as well as a car allowance, vacation time and certain indemnification as permitted by applicable law. The Employment Agreement also provides for the payment of benefits upon termination of employment under specified circumstances. The Employment Agreement also includes confidentiality and non-competition covenants.

On February 25, 2014, the Company and Mr. Needham, entered into an Employment Agreement, effective as of April 1, 2014. Mr. Needham’s agreement continues until terminated in accordance with its terms. Mr. Needham’s employment under the agreement may be terminated at will, at any time, by the Company or Mr. Needham, with or without cause.

Also on February 25, 2014, the Company and Mr. Rodato entered into an Employment Agreement, effective as of April 1, 2014. Mr. Rodato’s agreement continues until terminated in accordance with its terms. Mr. Rodato’s employment under the agreement may be terminated at will, at any time, by the Company or Mr. Rodato, with or without cause.

Each of the Employment Agreements for Mr. Needham and Mr. Rodato provides for: (i) an annual base salary of $500,000, subject to annual review by the Committee; (ii) eligibility to participate in the Company’s annual management incentive compensation program, with a bonus target of 50% of annual base salary and a bonus range between 25% and 75% of annual base salary; (iii) during the term of the Agreement, restricted stock or stock option awards, and (iv) eligibility to participate in the Company’s welfare and certain benefit plans to the extent generally applicable to other executives of the Company, as well as a car allowance, vacation time and certain indemnification as permitted by applicable law.

Mr. Rodato’s agreement also includes payment of certain relocation expenses and if Mr. Rodato’s employment is terminated by the Company for cause or for any reason other than for cause and death or disability; or by Mr. Rodato for good reason or without good reason, the Company will reimburse Mr. Rodato for reasonable out-of-pocket costs and expenses to return Mr. Rodato, his spouse and their household goods to Australia.

Mr. Needham and Mr. Rodato’s agreements provide for the payment of benefits upon termination of employment under specified circumstances. The Employment Agreements also include confidentiality and non-competition covenants.

On July 1, 2014 the Company entered into an Employment Agreement with Ms. Birkett. Ms. Birkett’s agreement continues until terminated in accordance with its terms. Ms. Birkett’s employment under the agreement may be terminated at will, at any time, by the Company or Ms. Birkett, with or without cause.

Ms. Birkett’s Employment Agreement provides for: (i) an annual base salary of $400,000, subject to annual review by the Committee; (ii) eligibility to participate in the Company’s annual management incentive compensation program, with a bonus target of 50% of annual base salary and a bonus range between 25% and 75% of annual base salary; (iii) during the term of the agreement, restricted stock or stock option awards, and (iv) eligibility to participate in the Company’s welfare and certain benefit plans to the extent generally applicable to other executives of the Company, as well as a car allowance, vacation time and certain indemnification as permitted by applicable law.

Ms. Birkett’s Employment Agreement includes payment of certain relocation expenses and if Ms. Birkett’s employment is terminated by the Company for cause or for any reason other than for cause and death or disability; or by Ms. Birkett for good reason or without good reason, the Company will reimburse Ms. Birkett for reasonable out-of-pocket costs and expenses to return Ms. Birkett and her family, and their household goods to Australia.

Ms. Birkett’s agreement also provides for the payment of benefits upon termination of employment under specified circumstances. The Employment Agreement also includes confidentiality and non-competition covenants.

Effective December 8, 2014, the Company appointed Tim Lutz, as Chief Accounting Officer. The material terms of the compensation arrangement of Mr. Lutz include: (i) an annual base salary of $245,000; (ii) an annual discretionary bonus in accordance with the Company’s management incentive company plan, with the target bonus opportunity to be 30% of annual base salary; (iii) eligibility to participate in the Company’s welfare, fringe, vacation and other similar benefit plans and programs to the extent generally applicable to other U.S. based associates of the Company; (iv) a monthly car allowance, and (v) eligibility to receive stock option grants during the annual award period at the discretion of the Committee.

Mr. Lutz’s employment may be terminated at-will, by the Company or Mr. Lutz, with or without cause, for any reason. Mr. Lutz’s continued employment is also contingent upon adherence to a Confidentiality/Non-compete/Non-solicitation Agreement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation Committee is an officer or employee, or former officer or employee of Multi-Color. No interlocking relationship exists between the members of Multi-Color’s Board or Compensation Committee and the board of directors or compensation committee of any other company.

COMPENSATION AND ORGANIZATION DEVELOPMENT COMMITTEE REPORT

The Compensation and Organization Development Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation and Organization Development Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation and Organization Development Committee

Thomas M. Mohr (Chairman)

Ari J. Benacerraf

Robert R. Buck

Charles B. Connolly

Simon T. Roberts

EXECUTIVE COMPENSATION INFORMATION

Summary Compensation Table

The following table sets forth certain information concerning compensation of the Company’s named executive officers for the fiscal years ended March 31, 2015, 2014 and 2013.

Year	Salary	Bonus	Stock Awards (1)	Stock Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other (4)	Total
Nigel A. Vinecombe, President and Chief Executive Officer

2015	$781,250	---	$65,000	---	$878,906	$9,000	$1,734,156

2014	$706,250	---	$65,000		---	$9,000	$780,250

2013	$612,500	---	$65,000	---	---	$21,500	$699,000
Sharon E. Birkett, Vice President, Chief Financial Officer and Secretary

2015	$387,500	---	---	$82,600	$290,625	$15,087	$775,812

2014	$337,500	---	---	$67,450	---	$12,750	$417,700

2013	$293,750	---	---	$46,550	---	$14,444	$354,744
Floyd E. Needham, Chief Operating Officer Consumer Product Goods (5)

2015	$500,000	---	---	$132,300	$375,000	$15,558	$1,022,858
Vadis A. Rodato, Chief Operating Officer Wine & Spirit (5)

2015	$500,000	---	---	$132,300	$375,000	$11,195	$1,018,495
Timothy P. Lutz, Chief Accounting Officer (6)

2015	$75,385	---	---	---	$26,437	$2,977	$104,799

(1)	This column represents the fair market value on the date of grant of restricted stock grants computed in accordance with FASB ASC Topic 718.

(2)	For additional information on the valuation assumptions with respect to the 2015, 2014 and 2013 grants, please refer to note 15 of the Company’s financial statements included in the Annual Report on Form 10-K for the year ended March 31, 2015 filed with the SEC. These amounts reflect the fair market value on the date of grant computed in accordance with FASB ASC Topic 718 and do not correspond to the actual value that will be recognized by the named executive officers or the amount of expense that was recognized in the above years in the Company’s consolidated statement of income.

(3)	Non-Equity Incentive Plan Compensation was based on the achievement by the named executive officer of performance targets established by the Compensation Committee, as described above in “Compensation Discussion and Analysis - Annual Incentive Bonus Compensation.”

(4)	For Mr. Vinecombe this column reflects a car allowance, and with respect to Ms. Birkett and Messrs. Needham, Rodato and Lutz this column reflects a car allowance and 401(k) matching contributions.

(5)	Messrs. Needham and Rodato became Chief Operating Officers on April 01, 2014.

(6)	Mr. Lutz became the Chief Accounting Officer on December 08, 2014.

Grants of Plan-Based Awards

The following table sets forth certain information regarding grants of plan-based awards made to the Company’s named executive officers for the 2015 fiscal year.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Restricted Stock Awards; Number of Securities	Grant Date Fair Value (1)	Options Granted: Number of Securities (2)	Exercise Price of Option Awards per Share	Grant Date Fair Value (3)
		Threshold $	Target $	Maximum $
Nigel A. Vinecombe	5/21/2014	$292,969	$585,938	$878,906	1,903	$65,000	---	---	---
Sharon E. Birkett	5/21/2014	$96,875	$193,750	$290,625	---	---	5,000	$34.15	$82,600
Floyd E. Needham	4/01/2014	$125,000	$250,000	$375,000	---	---	7,500	$35.98	$132,300
Vadis A. Rodato	4/01/2014	$125,000	$250,000	$375,000	---	---	7,500	$35.98	$132,300
Timothy P. Lutz	---	$11,308	$22,615	$33,923	---	---	---	---	---

(1)	This column represents the fair market value on the date of grant of restricted stock grants computed in accordance with FASB ASC Topic 718.

(2)	This column shows the options granted in the 2015 fiscal year to named executive officers pursuant to the 2012 Stock Incentive Plan. These options vest in five equal annual installments commencing on the first anniversary of the date of grant.

(3)	Represents the fair value of the option on the date of grant computed in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions with respect to the grants, please refer to note 15 of the Company’s financial statements included in the Annual Report on Form 10-K for the year ended March 31, 2015 filed with the SEC.

Outstanding Equity Awards

The following table provides information concerning the holdings of stock options and restricted shares by the named executive officers as of March 31, 2015. This table includes options which are vested but have not been exercised and unvested options. All unvested options vest ratably over five years commencing on the first anniversary of the date of grant. All unvested restricted stock vests ratably over three years commencing on the first anniversary of the date of grant.

Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Unvested Restricted Shares	Market Value of Unvested Restricted Shares
Nigel A. Vinecombe
9/21/2009	30,000	---	$16.00	9/21/2019	---	---
5/12/2011	6,000	4,000	$23.35	5/12/2021	---	---
5/22/2012	---	---	---	---	1,130	$21,662
5/16/2013	---	---	---	---	1,542	$43,315
5/21/2014	---	---	---	---	1,903	$65,000
Sharon E. Birkett
2/29/2008	2,500	---	$21.62	2/28/2018	---	---
5/06/2009	2,500	---	$11.42	5/06/2019	---	---
5/05/2010	2,800	700	$12.31	5/05/2020	---	---
8/11/2010	8,000	2,000	$13.31	8/11/2020	---	---
5/12/2011	3,000	2,000	$23.35	5/12/2021	---	---
5/22/2012	2,000	3,000	$19.17	5/22/2022	---	---
5/16/2013	1,000	4,000	$28.09	5/16/2023	---	---
5/21/2014	---	5,000	$34.15	5/21/2024	---	---
Floyd E. Needham
5/06/2009	3,000	---	$11.42	5/06/2019	---	---
5/05/2010	1,500	1,500	$12.31	5/05/2020	---	---
5/12/2011	1,500	3,000	$23.35	5/12/2021	---	---
5/22/2012	1,500	4,500	$19.17	5/22/2022	---	---
5/16/2013	1,500	6,000	$28.09	5/16/2023	---	---
4/01/2014	---	7,500	$35.98	4/01/2024	---	---
Vadis A. Rodato
5/05/2010	---	700	$12.31	5/05/2020	---	---
5/12/2011	---	1,600	$23.35	5/12/2021	---	---
5/22/2012	---	2,400	$19.17	5/22/2022	---	---
5/16/2013	---	3,200	$28.09	5/16/2023	---	---
4/01/2014	---	7,500	$35.98	4/01/2024	---	---
Timothy P. Lutz
---	---	---	---	---	---	---

Option Exercises and Vesting of Restricted Shares

The following table provides information concerning the stock option exercises and restricted stock vesting by the named executive officers during the fiscal year ended March 31, 2015.

	Option Awards		Stock Awards
Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercises ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Nigel A. Vinecombe	---	---	1,902	$64,404
Sharon E. Birkett	---	---	---	---
Floyd E. Needham	---	---	---	---
Vadis A. Rodato	10,100 (3)	$689,628	---	---
Timothy P. Lutz	---	---	---	---

(1)	Calculated by multiplying the number of shares acquired on exercise by the closing price of Multi-Color common stock on the date of exercise.

(2)	Calculated by multiplying the number of shares acquired on vesting/release by the closing price of Multi-Color common stock on the date of vesting/release.

(3)	5,418 shares received after netting 4,682 shares to cover related exercise costs and tax obligations.

Potential Payments Upon Termination or Change in Control

The following table shows potential payments to the named executive officers under existing contracts, plans or arrangements, for various scenarios involving a change in control or termination of employment, assuming a March 31, 2015 termination date. The named executive officers would receive no payments upon termination for cause.

Termination Reason	Severance	Bonus	Acceleration of Unvested Stock Options	Acceleration of Restricted Stock	Benefits	Total
Nigel A. Vinecombe
Termination by Company without Cause or by Executive for Good Reason (1)	$781,250	$405,469	$23,630	$70,408	$7,702	$1,288,459
Non-renewal of employment agreement of Executive terminates without Good Reason but through a retirement plan acceptable to Company (2)	---	---	$23,630	$70,408	---	$94,038
Death or Disability (3)	---	$405,469	$23,630	$70,408	---	$499,507
Sharon E. Birkett (5)
Termination by Company without Cause or by Executive for Good Reason (4)	$387,500	---	$144,339	---	$1,700	$533,539
Floyd E. Needham
Termination by Company without Cause or by Executive for Good Reason (4)	$500,000	---	$215,616	---	$20,352	$735,968
Vadis A. Rodato (5)
Termination by Company without Cause or by Executive for Good Reason (4)	$500,000	---	$164,338	---	$1,311	$665,649
Timothy P. Lutz
Termination by Company without Cause or by Executive for Good Reason	---	---	---	---	---	---

(1)	An amount equal to the sum of the annual base salary and projected bonus, accelerated vesting of stock options and restricted stock except as prohibited in the applicable plan, and provision of benefits under the Company’s welfare plans and programs for at least a one-year period. The amount shown in the bonus column is based on a projected bonus of 75% of annual salary averaged with the last four bonus amounts. The Company would also provide reasonable outplacement services for one year.

(2)	Accelerated vesting of stock options and restricted stock except as prohibited in the applicable plan.

(3)	Projected bonus and accelerated vesting of stock options and restricted stock except as prohibited in the applicable plan. The amount shown in the bonus column is based on a projected bonus of 75% of annual salary averaged with the last four bonus amounts.

(4)	An amount equal to the sum of the annual base salary, accelerated vesting of stock options and restricted stock except as prohibited in the applicable plan, and provision of benefits under the Company’s welfare plans and programs for a one-year period for Mr. Needham and a period of thirty days for Mr. Rodato and Ms. Birkett.

(5)	Mr. Rodato and Ms. Birkett’s compensatory arrangements also include, in the event of their termination by the Company or by the executive officer for any reason, the Company would repatriate the executive officer, their family and their household goods back to Australia.

Director Compensation

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In determining the compensation for the directors, the Company considers the abilities required as well as the amount of time the directors expend fulfilling their duties to the Company.

    Annual Retainers and Meeting Fees

Each non-employee director receives a retainer of $6,250 per quarter, $1,800 for each Board, Audit Committee or Nominating Committee meeting attended in person, $1,100 for each Compensation Committee meeting attended in person and $500 for each telephonic Board meeting and committee meeting. Additional annual fees are paid to the Chair of the Nominating Committee, the Chair of the Compensation Committee, the Chair of the Audit Committee and the Chairman of the Board in the amount of $5,000, $5,000, $7,500 and $10,000, respectively. Directors who are employees of the Company do not receive any additional compensation for serving as a director.

    Annual Equity Grant

Pursuant to the 2012 Stock Incentive Plan, each non-employee director receives an annual grant of restricted shares. Each non-employee director was granted 1,469 restricted shares of Multi-Color’s Common Stock on October 1, 2014. The restricted shares vest ratably over three years. The number of restricted shares granted to each non-employee director annually is the number of shares with an aggregate fair market value equal to $65,000 at the time of grant. The Compensation Committee could exercise its discretion in the future to grant non-qualified stock options (with a fair value equal to $65,000) to non-employee directors in lieu of restricted shares, or to grant a combination of stock options and restricted shares (with an aggregate fair value equal to $65,000). In addition, the Compensation Committee has the authority to increase the grant amount annually by no more than 10% of the amount of the previous year’s award; provided, however, that the fair value of the annual grant may not exceed $100,000.

Summary Of Director Compensation

The table below summarizes compensation paid by the Company to non-employee directors for the year ended March 31, 2015.

Name (1)	Fees Earned or Paid in Cash	Stock Awards (2)	Total
Robert R. Buck	$54,000	$65,000	$119,000
Ari J. Benacerraf (3)	$37,900	$65,000	$102,900
Charles B. Connolly	$43,150	$65,000	$108,150
Lorrence T. Kellar	$29,650	---	$29,650
Roger A. Keller	$45,200	$65,000	$110,200
Thomas M. Mohr	$49,600	$65,000	$114,600
Simon T. Roberts (3)	$42,700	$65,000	$107,700

(1)	Nigel A. Vinecombe, President and Chief Executive Officer, is not included in this table because he is an employee of the Company and received no additional compensation for his services as a director.

(2)	This column represents the fair market value on the date of grant of restricted stock grants computed in accordance with FASB ASC Topic 718.

(3)	Compensation for Board services provided by Messrs. Benacerraf and Roberts is paid to Diamond Castle Holdings, LLC.

Equity Compensation Plan Information

The following table provides information regarding shares outstanding and available for issuance under the Company’s existing stock option plans as of March 31, 2015:

	(A)	(B)	(C)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column A)
Equity compensation plans approved by security holders	656,000	$24.24	1,389,000
Equity compensation plans not approved by security holders	N/A	N/A	N/A

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934 requires Multi-Color’s executive officers, directors and persons who own more than 10% of a registered class of Multi-Color’s equity securities to file reports of ownership and changes in ownership. Based on a review of such forms, Multi-Color believes that during the last fiscal year, all of its executive officers, directors and ten percent shareholders complied with the Section 16 reporting requirements except that Nigel Vinecombe filed one late report with respect to a restricted stock grant, Sharon Birkett filed one late report with respect to a stock option grant and Vadis Rodato filed one late report with respect to a stock option exercise.

PROPOSALS OF SHAREHOLDERS FOR 2016 ANNUAL MEETING

In order for a shareholder proposal to be included in Multi-Color’s proxy statement for presentation at next year’s annual meeting, it must be received in writing, by the Secretary of Multi-Color at its principal executive offices, 4053 Clough Woods Drive, Batavia, Ohio 45103, no later than March 11, 2016. For any proposal not submitted for inclusion in the proxy statement, but sought to be presented directly at next year’s meeting, SEC rules permit management to vote proxies in its discretion if Multi-Color: (1) receives notice of the proposal by May 25, 2016 and advises shareholders in the proxy statement about the nature of the matter and how management intends to vote on such matter; or (2) does not receive notice of the proposal prior to May 25, 2016. If there is a change in the anticipated date of next year’s annual meeting (or this deadline) by more than 30 days, we will notify you of this change through our Form 10-Q filings or by any other practicable means. Shareholders may submit proposed nominees for director to the Nominating Committee for consideration. See “Corporate Governance and Board Matters - Director Nomination Process.”

ANNUAL REPORT

Our Notice of Internet Availability of Proxy Materials includes instructions for viewing our Annual Report on Form 10-K for the year ended March 31, 2015 on the Internet or requesting a paper copy.

QUESTIONS

If you have questions or need more information about the annual meeting, call us at (513) 381-1480 or write to:

Sharon E. Birkett

Vice President, Chief Financial Officer and Secretary Multi-Color Corporation

4053 Clough Woods Drive

Batavia, Ohio 45103

For information about your record holdings, please call Computershare Investor Services at 1-888-294-8217. We also invite you to visit Multi-Color’s website at www.mcclabel.com. Information contained on this website is not part of this proxy solicitation.

MULTI-COLOR CORPORATION

Vote by Internet
• Go to www.envisionreports.com/LABL • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Important Notice Regarding the Availability of Proxy Materials for the

Multi-Color Corporation Annual Meeting of Shareholders to be Held on August 19, 2015

Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual meeting of shareholders are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are shown on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The Proxy Statement and Annual Report to Shareholders on Form 10-K are available at:

Easy Online Access — A Convenient Way to View Proxy Materials and Vote

When you go online to view materials, you can also vote your shares.

Step 1: Go to www.envisionreports.com/LABL to view the materials.

Step 2: Click on Cast Your Vote or Request Materials.

Step 3: Follow the instructions on the screen to log in.

Step 4: Make your selection as instructed on each screen to select delivery preferences and vote.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials – If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before July 24, 2015 to facilitate timely delivery.

Shareholder Meeting Notice

Multi-Color Corporation’s Annual Meeting of Shareholders will be held at 10:30 a.m., Eastern Time, on August 19, 2015 at the Multi-Color Corporate Offices, 4053 Clough Woods Drive, Batavia, Ohio 45103.

Proposals to be voted on at the meeting are listed below along with the Board of Directors’ recommendations.

The Board of Directors recommends that you vote FOR the following proposals:

1.	Election of Directors: 01 - Ari J. Benacerraf, 02 - Robert R. Buck, 03 - Charles B. Connolly, 04 - Thomas M. Mohr, 05 - Simon T. Roberts, 06 - Nigel A. Vinecombe, 07 - Matthew M. Walsh

2.	Ratification of the appointment of Grant Thorton LLP as Multi-Color’s independent registered public accountants for the fiscal year ending March 31, 2016.

3.	Advisory approval of Multi-Color Corporation’s executive compensation.

4.	Increase the number of authorized shares of Multi-Color’s common stock.

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must go to www.envisionreports.com/LABL and vote online or by telephone, or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m. Eastern Time, on August 19, 2015. If you hold shares under Multi-Color’s 401(k) plan, your voting instructions for those shares must be received by 1:00 a.m. Eastern Time, on August 14, 2015.

Here’s how to order a copy of the proxy materials and select a future delivery preference:
Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options described below.

Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions shown below. If you request an email copy of current materials you will receive an email with a link to the materials.

PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials.

à	Internet – Go to www.envisionreports.com/LABL. Click Cast Your Vote or Request Materials. Follow the instructions to log in and order a paper or email copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials.

à	Telephone – Call us free of charge at 1-866-641-4276 using a touch-tone phone and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings.

à	Email – Send an email to investorvote@computershare.com with “Proxy Materials Multi-Color Corporation” in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse side, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings.

To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by July 24, 2015.

0245SA

MULTI-COLOR CORPORATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on August 19, 2015.

If you hold shares under Multi-Color’s 401(k) plan, your voting instructions for these shares must be received by 1:00 a.m. Eastern Time, on August 14, 2015.

Vote by Internet
• Go to www.envisionreports.com/LABL • Or scan the QR code with your smartphone. • Follow the steps outlined on the secure website.

Vote by telephone

  •  Within USA, US territories & Canada, call toll free 1-800-652-VOTE (8683) on a touch tone telephone. There is NO CHARGE to you for the call.

  •  Outside USA, US territories & Canada, call 1-781-575-2300 on a touch tone telephone. Standard rates will apply.

  •  Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
01 - Ari J. Benacerraf	☐	☐	02 - Robert R. Buck	☐	☐	03 - Charles B. Connolly	☐	☐

04 - Thomas M. Mohr	☐	☐	05 - Simon T. Roberts	☐	☐	06 - Nigel A. Vinecombe	☐	☐

07 - Matthew M. Walsh	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	Ratification of the appointment of Grant Thorton LLP as Multi-Color’s independent registered public accountants for the fiscal year ending March 31, 2016.	☐	☐	☐	3.	Advisory approval of Multi-Color Corporation’s executive compensation.	☐	☐	☐

4.	Increase the number of authorized shares of Multi-Color’s common stock.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

IMPORTANT: Please sign exactly as your name appears hereon indicating, where proper, official position or representative capacity. In the case of joint holders, all should sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Multi-Color Corporation

Meeting Date: Wednesday, August 19, 2015

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Nigel A. Vinecombe and Sharon E. Birkett, and each of them, as proxies of the undersigned, each with full power of substitution and re-substitution and authorizes them to represent and to vote all shares of common stock of Multi-Color Corporation which the undersigned would be entitled to vote and all shares as to which the undersigned has the right to give voting instructions under the Multi-Color Corporation 401(k) Plan or any other Multi-Color Corporation plan or trust at the Annual Meeting of Shareholders of Multi-Color Corporation to be held on Wednesday, August 19, 2015 at 10:30 a.m. Eastern Time at the Multi-Color Corporate Offices, 4053 Clough Woods Drive, Batavia, Ohio 45103, and any postponement or adjournment of such meeting on the matters specified on the reverse side and in their discretion with respect to such other business as may properly come before the meeting or any postponement or adjournment thereof in accordance with and as described in the Notice and Proxy Statement for the Annual Meeting.

IF NO OTHER INDICATION IS MADE ON THE REVERSE SIDE OF THIS FORM, THE PROXIES WILL VOTE (AND ANY VOTING INSTRUCTIONS TO RECORD HOLDERS WILL BE GIVEN) FOR ALL PROPOSALS AND, IN THEIR DISCRETION, UPON SUCH OTHER BUSINESS AS PROPERLY COMES BEFORE THE MEETING.